Exhibit 10.1
April 15, 2008
Mr. Weston M. Hicks
56 Twin Oak Road
Short Hills, NJ 07078
Dear Weston:
     Reference is made to the letter agreement, dated October 7, 2002 (the “Letter Agreement”), confirming the terms of your employment with Alleghany Corporation (“Alleghany”), and the Restricted Stock Unit Matching Grant Agreement, dated October 7, 2002 (the “Matching Agreement”), granting you restricted stock unit matching grants.
     In order to conform the provisions of your Letter Agreement and the Matching Agreement with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (collectively, the “Code’), you and Alleghany agree that your Letter Agreement and Matching Agreement shall be amended, effective as of January 1, 2008, as follows:
     1. The second sentence of the paragraph of the Letter Agreement, denominated “Severance Protection,” shall be amended to read as follows:
“Such payments will be subject to normal withholding and other taxes, and will be paid in accordance with Alleghany’s normal payroll practice applicable to senior executives of Alleghany, as in effect on December 31, 2008.”
     2. A new paragraph, designated “Meaning of Termination,” is added to the Letter Agreement, which paragraph shall read as follows:
“Meaning of Termination. References to your employment being “terminated” and other words of similar import shall be interpreted and applied consistent with Section 409A of the Code.”
     3. A new paragraph, designated “Required Deferral,” is added to the Letter Agreement, which paragraph shall read as follows:
“Required Deferral. Notwithstanding anything herein to the contrary, if on the date your employment is terminated you are a “specified employee,” then any payments that are required to be made to you pursuant to this Agreement as a result of your employment being terminated that constitute the deferral of compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) and that would in the absence of this paragraph have been paid to you within six months and one day of the date your employment is terminated (the “Deferred Compensation Payments”) shall not be paid to you at the time herein provided but shall instead be accumulated and paid to you in a lump sum with interest thereon at a rate equal to the yield per annum on 6-month Treasury bills (secondary market) on the date your employment is terminated (as reported by the Federal Reserve Board) from the date payment would have been made to you hereunder until the date paid, such payment to be made on the earlier of (i) the day after the date that is six (6) months from the date your employment terminated or (ii) if you shall die prior to the expiration of such six (6) month period, as soon as practicable following the date of your death (with payment being made to your estate). For these purposes, you will be a “specified employee” if, on the date your employment is terminated you are an individual who is, under the method of determination adopted by the Compensation Committee of the Board of Directors of Alleghany (the “Committee”) designated as, or within the category of employees deemed to be, a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Committee shall determine in its sole discretion all matters relating to who is a “specified employee” and the application of and effects of the change in such determination.”
     4. The restricted stock unit matching grant agreement in the form of Exhibit C attached to the Letter Agreement and the Matching Agreement are both amended by adding new paragraphs (e) and (f) to Section 4, Vesting of Restricted Stock Units, which paragraphs shall read as follows:
“(e) Notwithstanding anything herein to the contrary, if on the date Participant’s employment is terminated Participant is a “specified employee,” then any payments that are required to be made to Participant pursuant to this Agreement as a result of Participant’s employment being terminated that constitute the deferral of compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) and that would in the absence of this paragraph (e) have been paid to Participant within six months and one day of the date Participant’s employment is terminated (the “Deferred Compensation Payments”) shall not be paid to Participant at the time herein provided but shall instead be accumulated and paid to Participant in a lump sum with interest thereon at a rate equal to the yield per annum on 6-month Treasury bills (secondary market) on the date Participant’s employment is terminated (as reported by the Federal Reserve Board) from the date payment would have been made to Participant hereunder until the date paid, such payment to be made on the earlier of (i) the day after the date that is six (6) months from the date Participant’s employment terminated or (ii) if Participant shall die prior to the expiration of such six (6) month period, as soon as practicable following the date of Participant’s death (with payment being made to Participant’s estate). For these purposes, Participant will be a “specified employee” if, on the date Participant’s employment is terminated Participant is an individual who is, under the method of determination adopted by the Committee, designated as, or within the category of employees deemed to be, a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Committee shall determine in its sole discretion all matters relating to who is a “specified employee” and the application of and effects of the change in such determination.
(f) References to Participant’s employment being “terminated” and other words of similar import shall be interpreted and applied consistent with Section 409A of the Code.”
     Except as herein above amended, the Letter Agreement and the Matching Agreement shall remain in full force and effect.
     If the foregoing accurately express our mutual agreement regarding the amendment of your Letter Agreement and the Matching Agreement, please execute the enclosed copy of this letter in the space provided below and return it to me.

Sincerely yours, ALLEGHANY CORPORATION
By:	/s/ Dan R. Carmichael
Dan R. Carmichael
Chairman of Compensation Committee

AGREED AND ACCEPTED:
/s/ Weston M. Hicks
Weston M. Hicks